Exhibit 1

(Translation)

To whom it may concern
     March 19, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Change in Executive Officer
NIS GROUP CO., LTD. hereby announces a change in the membership of its Executive Officers as of April 1, 2008, pursuant to a resolution adopted by the Board of Directors at a meeting held today.

New Title	Name	Current Title

Executive Officer (Head of Investment Banking Division; General Manager, Strategic Business Development Dept.)	Yoichi Hirata	General Manager, Assistant to President